Exhibit 99.1

Contact: Lisa Winter
Vice President - Communications Atkore Inc.
708 225-2453

John Deitzer
Vice President – Investor Relations & Treasury
Atkore Inc.
708 225 2124

Atkore Inc. Announces Acquisition of Elite Polymer Solutions

Harvey, Illinois, November 8, 2022/Business Wire/ -- Atkore Inc. (“Atkore”), today announced the acquisition of the assets of Elite Polymer Solutions (“Elite”), a manufacturer of High Density Polyethylene (HDPE) conduit, primarily serving telecommunications, utility, and transportation markets (www.elitepolymersolutions.com) for a purchase price of $91.6 million.

“The acquisition of Elite Polymer Solutions strengthens our HDPE conduit product portfolio, expands our national presence and enables us to better serve increased demand for underground protection in the electrical, utility and telecom industries,” said John Pregenzer, President of Atkore’s Electrical business.

Bill Waltz, Atkore President and CEO, noted, “Atkore remains diligent in executing upon our capital allocation strategy to drive value creation for our shareholders through organic investments, M&A and stock repurchases.”

Elite Polymer Solutions is headquartered in Lovelady, Texas, with approximately 55 employees. It will continue operating at its current location. Terms of the sale are undisclosed.

About Atkore Inc.

Atkore is forging a future where our employees, customers, suppliers, shareholders and communities are building better together – a future focused on serving the customer and powering and protecting the world.
With a global network of manufacturing and distribution facilities worldwide, Atkore is a leading provider of electrical, safety and infrastructure solutions.
To learn more, please visit at www.atkore.com.